Exhibit 23.4

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 2 to Form S-3) and related Prospectus of I-trax, Inc. for the registration of 2,494,389 shares of its common stock and the incorporation by reference therein of our report dated March 13, 2003, with respect to the consolidated financial statements of Meridian Healthcare Associates, Inc. and subsidiaries (d/b/a CHD Meridian Healthcare), included in the Current Report on Form 8-K on I-trax, Inc. dated February 2, 2004, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP
February 17, 2004
Nashville, Tennessee